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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Staples, Inc. for the registration of 125,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2005, with respect to the consolidated financial statements and schedule of Staples, Inc., Staples, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Staples, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts April 7, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm